UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 SCHEDULE 13G
                                (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)

                           (Amendment No. 1)


                                 STEELCASE, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                              CLASS A COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   858155-20-3
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                NOVEMBER 4, 2002
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [_]  Rule 13d-1(c)

          [X]  Rule 13d-1(d)

CUSIP No. 858155-20-3              13G                         PAGE 2 OF 4 PAGES

________________________________________________________________________________
1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Catherine H. Osborne
________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [_]
                                                                 (b)  [_]
     Not applicable.
________________________________________________________________________________
3.   SEC USE ONLY



________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION


     U.S. Citizen
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           0
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         0
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON


     0
________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                          [_]
     Not applicable.
________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9


     0%
________________________________________________________________________________
12.  TYPE OF REPORTING PERSON


     IN
________________________________________________________________________________

CUSIP No. 858155-20-3              13G                         PAGE 3 OF 4 PAGES



Item 1(a).  Name of Issuer:


            Steelcase, Inc.
            ____________________________________________________________________

Item 1(b).  Address of Issuer's Principal Executive Offices:


            901 44th Street, Grand Rapids, Michigan 49508
            ____________________________________________________________________

Item 2(a).  Name of Person Filing:


            Catherine H. Osborne
            ____________________________________________________________________

Item 2(b).  Address of Principal Business Office or, if None, Residence:


            881 Private Road, Winnetka, Illinois 60093
            ____________________________________________________________________

Item 2(c).  Citizenship:


            U.S. Citizen
            ____________________________________________________________________

Item 2(d).  Title of Class of Securities:


            Class A Common Stock
            ____________________________________________________________________

Item 2(e).  CUSIP Number:


            858155-20-3
            ____________________________________________________________________

Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act;

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act;

     (d) [_] Investment company registered under Section 8 of the Investment Company Act;

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 858155-20-3              13G                         PAGE 4 OF 4 PAGES


Item 4.  Ownership.

     (a)  Amount beneficially owned:

          0
          ______________________________________________________________________

     (b)  Percent of class:

          0%
          ______________________________________________________________________

     (c)  Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:    0
                                                        ________________________


          (ii)  Shared power to vote or to direct the vote:   0
                                                           _____________________


          (iii) Sole power to dispose or to direct the disposition of:    0
                                                                     __________


          (iv)  Shared power to dispose or to direct the disposition of:   0
                                                                        ________



Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


         _______________________________________________________________________

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.


         Not applicable.
         _______________________________________________________________________

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.


         Not applicable.
         _______________________________________________________________________

Item 8.  Identification  and  Classification  of Members of the Group.


         Not applicable.
         ______________________________________________________________________

Item 9.  Notice of Dissolution of Group.


         Not applicable.
         _______________________________________________________________________

Item 10.  Certification.


         Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  December 4, 2002                         /s/ Catherine H. Osborne
        ----------------------------             ----------------------------
                                                     Catherine H. Osborne